UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: October 15, 2018
(Date of earliest event reported)

ITT INC.
(Exact name of registrant as specified in its charter)

Indiana	001-05672	81-1197930
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)
1133 Westchester Avenue White Plains, New York (Address of principal executive offices) 10604 (Zip Code)
(914) 641-2000 Registrant’s telephone number, including area code:
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 under the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

□ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. □

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 2, 2018, ITT Inc. (the “Company”) announced the results of the thorough, multi-year Chief Executive Officer (“CEO”) succession planning process undertaken by our Board of Directors (the “Board”). On December 18, 2018 the Board took various actions to finalize this succession process.

As previously announced, on December 31, 2018, Denise L. Ramos will step down as Chief Executive Officer and as a director of the Company. On January 1, 2019, Luca Savi, currently President and Chief Operating Officer of the Company, will become the Company’s President and Chief Executive Officer. In addition, on December 18, 2018 the Board elected Mr. Savi to serve as a director of the Company, to be effective on January 1, 2019.

As the Company’s President and Chief Executive Officer, Mr. Savi will not be an “independent director” under New York Stock Exchange listing standards or the Company's Corporate Governance Principles. Mr. Savi is not a party to any arrangement or understanding pursuant to which he was elected to the Board, other than in connection with the effectiveness of his appointment as the Company’s Chief Executive Officer. There are no family relationships between Mr. Savi and any director or executive officer of the Company, and neither Mr. Savi nor any of his immediate family members is a party, either directly or indirectly, to any transaction with the Company that would be required to be reported under Item 404(a) of Regulation S-K. Mr. Savi will not receive any compensation in connection with his service as a member of the Board.

Savi biography. Luca Savi, 53, has served as our Chief Operating Officer since January 2017, and as President since August 2018. Mr. Savi previously served as Executive Vice President, Motion Technologies from February 2016 to January 2017, and as Senior Vice President and President, Motion Technologies from the time he joined ITT in November 2011.

Ramos compensation. Ms. Ramos will continue as a special advisor to the CEO for a transition period from January 1, 2019 through March 1, 2019, at the end of which she will retire from the Company. Ms. Ramos will be paid her regular 2018 salary during this transition period, and will not be granted any further incentive or bonus awards for work performed during 2019. She will remain eligible for a cash bonus for her 2018 employment, to be awarded in February 2019 under the Company’s Annual Incentive Plan for Executive Officers.

Savi compensation. In connection with his promotion to President and Chief Executive Officer, the Board took the following actions with respect to Mr. Savi’s compensation commencing on January 1, 2019: (1) increased his base salary to $900,000 (or €775,000, converted at an approximate 1.16 U.S. dollar to Euro exchange rate); (2) set his target annual cash bonus for 2019 as 100% of his base salary pursuant to the Company’s Annual Incentive Plan for Executive Officers; and (3) set his long-term incentive award to be granted in 2019 under the Company’s 2011 Omnibus Incentive Plan at a target value of $3,200,000. For more information regarding the Company's Annual Incentive Plan for Executive Officers and equity award program, please see the Company's Definitive Proxy Statement for the 2018 Annual Meeting of Shareowners filed with the U.S. Securities and Exchange Commission on April 9, 2018.

Initial Committee Assignments for Recently Elected Directors. On October 15, 2018, the Company filed a Current Report on Form 8-K disclosing that the Company’s Board of Directors had elected Cheryl L. Shavers and Sabrina Soussan as directors effective October 15, 2018. The Form 8-K noted that Dr. Shavers’ and Ms. Soussan’s initial committee assignments would be determined at a future date.

On December 18, 2018, the Board of Directors of the Company appointed Dr. Shavers to the Nominating and Governance Committee of the Board of Directors and Ms. Soussan to the Audit Committee of the Board of Directors, with each appointment taking effect immediately. The Board of Directors previously determined that Dr. Shavers and Ms. Soussan are each independent under the New York Stock Exchange listing standards and the Company’s Corporate Governance Principles and in connection with the initial committee assignments concluded that Ms. Soussan also satisfies the additional criteria required for service as a member of the Audit Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITT Inc.
(Registrant)

December 18, 2018                    By: __/s/ Mary E. Gustafsson__________________
Name: Mary E. Gustafsson
Title: Senior Vice President, General Counsel and Chief Compliance Officer
(Authorized Officer of Registrant)